Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-192053) of Seadrill Partners LLC of our reports dated December 2, 2013 relating to the financial statements of the Leo Business, the Sirius Business and the T-16 Business. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers AS

Oslo, Norway

December 2, 2013